Exhibit 99.1

Filed by PacWest Bancorp pursuant to Rule 425

under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: CapitalSource Inc.

Commission File No.: 001-31753

PRESS RELEASE

PacWest Bancorp
(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive Vice President and CFO
	10250 Constellation Boulevard	10250 Constellation Boulevard
	Suite 1640	Suite 1640
	Los Angeles, CA 90067	Los Angeles, CA 90067

Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	July 23, 2013

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE SECOND QUARTER OF 2013

Highlights

•                  Net Earnings of $4.3 Million or $0.11 Per Diluted Share, Including After-tax Acquisition and Integration Costs of $10.8 million, or $0.28 Per Diluted Share

•                  Net Interest Margin at 5.22%

•                  Credit Loss Reserve at 1.78% of Loans and Leases and 135% of Nonaccrual Loans and Leases (excludes purchased credit impaired loans)

•                  Noninterest-Bearing Deposits at 41% and Core Deposits at 85% of Total Deposits

•                  First California Financial Group, Inc. Acquisition Closed May 31, 2013 and IT Systems Converted on June 15, 2013

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the second quarter of 2013 of $4.3 million, or $0.11 per diluted share, a decrease of $9.2 million from net earnings for the first quarter of 2013 of $13.5 million, or $0.37 per diluted share.  Second quarter of 2013 net earnings includes after-tax acquisition and integration costs associated with the First California Financial Group, Inc. (“FCAL”) transaction of $10.8 million, or $0.28 per diluted share. Net earnings from continuing operations were $4.4 million for the second quarter compared to $13.5 million for the first quarter.  The operating results of Electronic Payment Systems, a division acquired in the FCAL acquisition, have been reported as discontinued operations because it is being wound down.

This press release contains certain non-GAAP financial disclosures for tangible common equity, return on average tangible equity, adjusted earnings from continuing operations before income taxes, and adjusted efficiency ratio.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Given that the use of tangible common equity amounts and ratios and return on average tangible equity is prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratio in addition to equity-to-assets ratio, and our return on average tangible equity in addition to return on average equity.  Also, as analysts and investors view adjusted earnings from continuing operations before income taxes as an indicator of the Company’s ability to absorb credit losses, we disclose this amount in addition to pre-tax earnings.  We disclose the adjusted efficiency ratio as it shows the trend in recurring overhead-related noninterest expense relative to recurring net revenues. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

SECOND QUARTER RESULTS

	Three Months Ended
	June 30,	March 31,
	2013	2013
	(Dollars in thousands, except per share data)
Financial Highlights:
Net earnings from continuing operations	$4,396	$13,494
Net earnings	$4,349	$13,494
Diluted earnings per share from continuing operations	$0.11	$0.37
Diluted earnings per share	$0.11	$0.37
Adjusted earnings from continuing operations before income taxes (1)	$27,853	$27,270
Annualized return on average assets	0.30%	1.02%
Annualized return on average equity	2.62%	9.29%
Annualized return on average tangible equity (2)	3.25%	11.05%
Net interest margin	5.22%	5.40%
Efficiency ratio	93.5%	64.5%
Adjusted efficiency ratio (3)	62.4%	61.7%

At Quarter End:
Allowance for credit losses to loans and leases (excludes PCI loans) (4)	1.78%	2.41%
Allowance for credit losses to nonaccrual loans and leases (excludes PCI loans) (4)	135%	167%
Equity to assets ratios:
PacWest Bancorp Consolidated	11.95%	11.13%
Pacific Western Bank	13.29%	12.32%
Tangible common equity ratios:
PacWest Bancorp Consolidated	8.83%	9.54%
Pacific Western Bank	10.22%	10.74%

(1)         Represents pre-tax earnings from continuing operations excluding net credit costs, securities gains and losses, and acquisition and integration costs. See GAAP to Non-GAAP Reconciliation table.

(2)         Calculation reduces average equity by average intangible assets. See GAAP to Non-GAAP Reconciliation table.

(3)         Excludes FDIC loss sharing income, securities gains, OREO expenses, and acquisition and integration costs. See GAAP to Non-GAAP Reconciliation table.

(4)         Purchased credit-impaired loans (“PCI” loans) include acquired loans that are impaired on the purchase date. Loans and leases (excluding PCI loans) include (a) originated loans and leases, and (b) acquired loans and leases that were not impaired on the purchase date, which we may refer to as “Non-PCI” loans and leases.

The quarter-over-quarter decline in net earnings of $9.1 million was due mostly to: (a) the $17.3 million ($10.0 million after tax) increase in acquisition and integration costs, (b) the $882,000 ($512,000 after tax) increase in occupancy costs, (c) the $707,000 ($410,000 after tax) increase in compensation expense, and (d) the $409,000 ($237,000 after tax) decline in gain on sale of securities.  These items were offset partially by (a) the $2.2 million ($1.3 million after tax) increase in interest income on loans and (b) the $2.2 million ($1.3 million after tax) decrease in net credit costs (provisions, FDIC loss sharing expense, and OREO expense).  The increases in acquisition and integration costs, occupancy costs, compensation expense, and interest income on loans were attributable primarily to the acquisition of FCAL on May 31, 2013.

Net credit costs on a pre-tax basis are shown in the following table:

	Three Months Ended
	June 30,	March 31,
	2013	2013
	(In thousands)
Provision (negative provision) for credit losses on loans and leases (excluding PCI loans)	$—	$—
Non-covered OREO expense, net	80	313
Total non-covered net credit costs	80	313

Provision (negative provision) for credit losses on PCI loans	(1,842)	3,137
Covered OREO income, net	(94)	(813)
	(1,936)	2,324
Less: FDIC loss sharing expense, net	(5,410)	(3,137)
Total covered net credit costs	3,474	5,461

Total net credit costs	$3,554	$5,774

The $2.2 million ($1.3 million after tax) decrease in net credit costs was due principally to a negative credit loss provision on PCI loans in the second quarter compared to a positive provision in the first quarter, which increased net earnings quarter-over-quarter by $5.0 million ($2.9 million after tax).  This was offset by higher FDIC loss sharing expense of $2.3 million ($1.3 million after tax).  The negative provision in the second quarter was due to increases in the expected cash flows on underlying loans generally while the credit loss provision in the first quarter was due largely to updated appraisals on two collateral-dependent covered loan relationships.  Cash flows on PCI loans are estimated quarterly and are subject to change based on varying conditions with the underlying borrowers and collateral.  The increase in FDIC loss sharing expense was due mostly to the lower provision for credit losses on covered loans offset by lower covered loan recoveries and lower gain on sales of covered OREO.

Matt Wagner, Chief Executive Officer, commented, “We completed the acquisition of First California on May 31, 2013, and welcome our new employees to the Pacific Western family.  Our integration of First California was completed on Saturday, June 15 when we converted the information systems and the branches opened the following Monday as full-service offices of Pacific Western Bank. The FCAL transaction has expanded our market presence in Los Angeles and Ventura counties, and its retained operations are expected to enhance our efficiency and net earnings.”

Mr. Wagner continued, “Although loan growth continues to be challenging, we experienced a marked increase in activity in the second quarter.  Bank originations were at $125 million in the second quarter compared to $51 million in the first quarter.  Although our asset financing segment’s loan and lease originations declined to $45 million in the second quarter from $67 million in the first, its origination activity was quite substantial as first quarter originations included one lease deal for $42 million.  The regional pipelines are robust and we are working to convert commitments to fundings.  We will continue our focus on improving profitability, making and renewing quality and profitable loans with customers and new relationships, and taking advantage of growth opportunities as they arise.”

Vic Santoro, Chief Financial Officer, stated, “Our earnings generating capability continues to be substantial, with adjusted pretax earnings from continuing operations of $27.9 million for the second quarter.  Our core net interest margin, although diminished by the First California acquisition, held up nicely at 5.21% in the second quarter.  Our loan and lease yield remains high compared to peers, and our all-in deposit cost continues to decline.  Our continued focus on expense management resulted in our noninterest expense decreasing $61,000 when the additional FCAL overhead and acquisition, integration and credit costs are excluded.  Our balance sheet liquidity remains strong and is available to fund new loans and leases as they migrate from the pipelines to the balance sheet.”

YEAR TO DATE RESULTS

	Six Months Ended
	June 30,
	2013	2012
	(Dollars in thousands, except per share data)
Financial Highlights:
Net earnings from continuing operations	$17,890	$20,821
Net earnings	$17,843	$20,821
Diluted earnings per share from continuing operations	$0.47	$0.57
Diluted earnings per share	$0.47	$0.57
Adjusted earnings from continuing operations before income taxes (1)	$55,123	$60,939
Annualized return on average assets	0.65%	0.77%
Annualized return on average equity	5.73%	7.54%
Annualized return on average tangible equity (2)	6.97%	8.77%
Net interest margin	5.30%	5.50%
Efficiency ratio	79.0%	80.8%
Adjusted efficiency ratio (3)	62.1%	59.1%

(1)         Represents pre-tax earnings from continuing operations excluding net credit costs, securities gains and losses, acquisition and integration costs, and debt termination expense. See GAAP to Non-GAAP Reconciliation table.

(2)         Calculation reduces average equity by average intangible assets.  See GAAP to Non-GAAP Reconciliation table.

(3)         Excludes FDIC loss sharing income, securities gains and losses, OREO expenses, acquisition and integration costs, and debt termination expense.  See GAAP to Non-GAAP Reconciliation table.

Net earnings from continuing operations for the six months ended June 30, 2013 were $17.9 million, a decrease of $3.0 million compared to the same period last year.  The decline in profitability was due mainly to: (a) the $17.8 million ($10.3 million after tax) increase in acquisition and integration costs, (b) the $7.1 million ($4.1 million after tax) increase in net credit costs, (c) the $3.5 million ($2.0 million after tax) increase in compensation expense, and (d) the $1.9 million ($1.1 million after tax) decrease in net interest income.  These items were offset by (a) the $22.6 million ($13.1 million after tax) decrease in debt termination expense and (b) the $1.1 million ($647,000 after tax) decrease in other-than-temporary impairment loss on securities.

BALANCE SHEET CHANGES

Total assets increased $1.4 billion during the second quarter of 2013 to $6.7 billion due mainly to the acquisition of FCAL on May 31, 2013.  At June 30, 2013 gross loans and leases totaled $4.4 billion, an increase of $949.9 million since March 31, 2013.  The gross non-covered loan and lease portfolio totaled $3.8 billion, an increase of $880.9 million during the second quarter, including $903.1 million acquired in the FCAL acquisition.  Excluding the FCAL acquisition, gross non-covered loans and leases decreased $22.2 million due to $192.4 million in payoffs and pay-downs offset by $170.2 million in originations. The covered loan portfolio totaled $581.4 million, an increase of $69.0 million during the second quarter due to $104 million acquired in the FCAL acquisition offset by a $35.0 million decrease due to repayments and resolution activities.  Goodwill increased $129.5 million during the second quarter due to the FCAL acquisition.  Securities available-for-sale increased $110.8 million to $1.5 billion due to purchases.  Interest-earning deposits in financial institutions increased $71.6 million during the second quarter of 2013 to $112.6 million at June 30, 2013.

The following table presents our loan portfolio activity for the first and second quarters of 2013:

	At				At
	December 31,		Net		March 31,
	2012	Originated	Paydowns	Acquired	2013
Non-covered Loans	$2,635,702	51,367	(191,778)	—	$2,495,291
Asset Financing Segment	413,803	66,631	(17,404)	—	463,030
Covered Loans	543,327	—	(30,961)	—	512,366
Total	$3,592,832	117,998	(240,143)	—	$3,470,687

	At				At
	March 31,		Net	Net	June 30,
	2013	Originated	Paydowns	Acquired	2013
Non-covered Loans	$2,495,291	124,707	(154,056)	903,103	$3,369,045
Asset Financing Segment	463,030	45,453	(38,313)	—	470,170
Covered Loans	512,366	—	(34,999)	104,037	581,404
Total	$3,470,687	170,160	(227,368)	1,007,140	$4,420,619

Total liabilities increased $1.2 billion during the second quarter of 2013 due to the FCAL acquisition.  Total deposits increased $969.8 million during the second quarter to $5.5 billion at June 30, 2013, including an increase in core deposits of $904.4 million.  Excluding acquired FCAL balances, total deposits decreased $132.0 million due entirely to a decrease in time deposits.  At June 30, 2013, core deposits totaled $4.7 billion, or 85% of total deposits, and noninterest-bearing demand deposits, which totaled $2.3 billion, were 41% of total deposits at that date.

SECURITIES AVAILABLE-FOR-SALE

The following table presents the components, yields, and durations of our securities available-for-sale as of the date indicated:

	June 30, 2013
	Amortized	Carrying		Duration
Security Type	Cost	Value	Yield (1)	(in years)
	(Dollars in thousands)
Residential mortgage-backed securities:
Government agency and government-sponsored enterprise pass through securities	$726,501	$742,417	1.70%	4.0
Government agency and government-sponsored enterprise collateralized mortgage obligations	147,580	145,320	1.40%	4.2
Covered private label collateralized mortgage obligations	32,959	40,917	13.86%	4.0
Municipal securities (2)	442,733	424,174	3.01%	6.3
Corporate debt securities	83,938	83,132	2.66%	2.6
Other securities	38,151	37,618	1.03%	0.3
Total securities available-for-sale (2)	$1,471,862	$1,473,578	2.60%	4.5

(1)         Represents the yield for the month of June 2013.

(2)         The tax equivalent yield was 4.47% and 3.04% for municipal securities and total securities available-for-sale, respectively.

The following table shows the geographic composition of the majority of our municipal securities portfolio as of the date indicated:

	June 30, 2013
	Carrying	% of
	Value	Total
	(In thousands)
Municipal Securities by State:
Texas	$79,599	18%
Washington	40,002	9%
New York	32,360	8%
Illinois	22,831	5%
Ohio	20,213	5%
Colorado	19,856	5%
California	16,758	4%
Hawaii	15,279	4%
Florida	15,165	4%
Massachusetts	15,153	4%
Total of 10 largest states	277,216	66%
All other states	146,958	34%
Total municipal securities	$424,174	100%

COVERED ASSETS

As part of the FCAL acquisition we assumed loss sharing agreements with the FDIC, and in connection with the Los Padres and Affinity acquisitions, we entered into loss sharing agreements with the FDIC. Such agreements cover a substantial portion of losses incurred after the acquisition dates on covered loans and other real estate owned, and in the case of the Affinity acquisition, certain investment securities. A summary of covered assets is shown in the following table as of the dates indicated:

	June 30,	March 31,	December 31,
Covered Assets	2013	2013	2012
	(In thousands)
Loans, net of allowance	$554,007	$483,063	$517,258
Investment securities	40,917	43,785	44,684
Other real estate owned, net	19,114	17,311	22,842
Total covered assets	$614,038	$544,159	$584,784

Percentage of total assets	9.2%	10.3%	10.7%

NET INTEREST INCOME

Net interest income increased by $2.8 million to $68.5 million for the second quarter compared to $65.7 million for the first quarter due primarily to higher interest income on loans and leases.  The $2.2 million increase in interest income on loans and leases was due mainly to the additional interest income on loans acquired in the FCAL acquisition, offset by lower accelerated accretion of acquisition discounts resulting from purchased credit impaired (“PCI”) loan payoffs, lower income on the early repayment of leases and lower average loan balances excluding acquired loans.  Interest expense declined by $418,000 due mostly to maturities of higher-cost time deposits.

Net interest income decreased by $1.9 million to $134.2 million during the six months ended June 30, 2013, representing a $6.4 million decrease in interest income and a $4.5 million decrease in interest expense.   Interest income on loans and leases decreased $3.9 million due to lower loan yields offset by increased average loan and lease balances.  Interest income on investments securities decreased $2.5 million due to lower market yields.  Interest expense on deposits decreased $2.2 million due to lower rates on all interest-bearing deposits and lower average time deposits.  Interest expense on borrowings declined $1.9 million due to lower average borrowings; we repaid fixed-rate term FHLB advances at the end of the first quarter of 2012 and replaced a portion of those advances with lower cost overnight FHLB advances that were repaid during the third quarter of 2012.  Interest expense on subordinated debentures decreased $374,000 due to the March 2012 redemption of $18.6 million in fixed-rate trust preferred securities.

NET INTEREST MARGIN

Our net interest margin (“NIM”) for the second quarter was 5.22% compared to 5.40% for the first quarter.  The NIM is impacted by several items that cause volatility from period to period.  The impact of volatile items to the NIM for the second quarter was an increase of 1 basis point compared to the first quarter which was an increase of 12 basis points.  The effects of such items on the NIM are shown in the following table for the periods indicated:

			Six Months
	Three Months Ended		Ended
	June 30,	March 31,	June 30,
Items Impacting NIM Volatility	2013	2013	2013
	Increase (Decrease) in NIM
Accelerated accretion of acquisition discounts resulting from PCI loan payoffs	0.01%	0.04%	0.03%
Nonaccrual loan interest	0.01%	0.01%	0.01%
Unearned income on early repayment of leases	0.01%	0.08%	0.04%
Celtic loan portfolio premium amortization	(0.02)%	(0.01)%	(0.02)%
Total	0.01%	0.12%	0.06%

Reported NIM	5.22%	5.40%	5.30%

The decrease in the NIM was due mostly to a lower loan and lease yield resulting from the addition of the FCAL loan portfolio and continued downward repricing of our loan portfolio due to the ongoing lower interest rate environment; the loan and lease yield decreased 34 basis points during the second quarter to 6.73% from 7.07% for the first quarter

We analyze the yields on our loan and lease portfolio by two categories: (1) purchased credit-impaired loans, which we refer to as “PCI loans” and (2) loans and leases excluding PCI loans, which we also refer to as “Non-PCI loans”. PCI loans include acquired loans for which there is at the acquisition date, evidence of credit deterioration since their origination and it is probable that we would be unable to collect all contractually required payments.  The majority of the PCI loans was acquired in FDIC-assisted acquisitions in 2009 and 2010 and is covered by loss sharing agreements.  In connection with the FCAL acquisition, we have PCI loans that are not covered by a loss sharing agreement.

Non-PCI loans and leases includes loans and leases that we originate and/or purchase and loans and leases acquired in non-FDIC assisted acquisitions for which there was no evidence of credit deterioration at their acquisition date and it was probable as of the acquisition date that we would be able to collect all contractually required payments. Non-PCI loans and leases include covered loans in two circumstances: (a) acquired loans that were performing at their acquisition dates and covered by loss sharing agreements with the FDIC, and (b) loans that have a revolving feature.

The following table presents the loan yields and related average balances for our Non-PCI loans, PCI loans, and total loan and lease portfolio for the periods indicated:

			Six Months
	Three Months Ended		Ended
	June 30,	March 31,	June 30,
	2013	2013	2013
	(Dollars in thousands)
Yields:
Non-PCI loans and leases	6.42%	6.71%	6.56%
PCI loans	8.87%	9.23%	9.05%
Total loans and leases	6.73%	7.07%	6.89%

Average Balances:
Non-PCI loans and leases	$3,293,625	$2,999,002	$3,147,127
PCI loans	472,090	501,893	486,910
Total loans and leases	$3,765,715	$3,500,895	$3,634,037

The loan yield is impacted by the same items which cause volatility in the NIM.  The following table presents the effects of these items on the total loan yield for the periods indicated:

			Six Months
	Three Months Ended		Ended
	June 30,	March 31,	June 30,
Items Impacting Loan and Lease Yield Volatility	2013	2013	2013
	Increase (Decrease) in Loan Yield
Accelerated accretion of acquisition discounts resulting from PCI loan payoffs	0.02%	0.08%	0.05%
Nonaccrual loan interest	0.02%	0.01%	0.01%
Unearned income on early repayment of leases	0.01%	0.10%	0.06%
Celtic loan portfolio premium amortization	(0.03)%	(0.02)%	(0.03)%
Total	0.02%	0.17%	0.09%

The yield on average loans and leases decreased 34 basis points to 6.73% for the second quarter from 7.07% for the first quarter.  This was due mainly to the addition of the FCAL loan portfolio, lower loan and lease yields on new originations due to the ongoing low interest rate environment, lower accelerated accretion of acquisition discounts resulting from PCI loan payoffs, and lower income on the early repayment of leases.  Accelerated accretion of acquisition discounts from PCI loan payoffs totaled approximately $177,000 for the second quarter and $677,000 for the first quarter, increasing the loan yields by 2 basis points and 8 basis points, respectively. Total income from early lease payoffs was $111,000 for the second quarter and $857,000 for the first quarter.

The cost of total interest-bearing liabilities declined nine basis points to 0.43% for the second quarter from 0.52% for the first quarter.  All-in deposit cost declined six basis points to 0.17% during the second quarter from 0.23% during the first quarter.  Such declines are due mainly to the maturities of higher-cost time deposits.

The NIM for the six months ended June 30, 2013 was 5.30%, a decrease of 20 basis points from 5.50% for the same period last year.  The decrease was due to a lower yield on loans and leases and securities, offset in part by lower funding costs.

The yield on average loans and leases decreased 40 basis points to 6.89% for the six months ended June 30, 2013 compared to 7.29% for the same period last year, due mainly to lower accelerated accretion of acquisition discounts from PCI loan payoffs and lower yields on new loan and lease originations.  Accelerated accretion of acquisition discounts from PCI loan payoffs totaled approximately $854,000 for the first six months of 2013 and $4.7 million for the same period last year, increasing the loan yields by 5 basis points and 26 basis points, respectively.

All-in deposit cost declined 11 basis points to 0.20% for the first six months of 2013 compared to last year.  The cost of interest-bearing deposits declined 15 basis points to 0.35% due to lower rates on time deposits and a shift in the deposit mix to lower cost interest-bearing checking, money market and savings deposits from higher cost time deposits.  The cost of total interest-bearing liabilities declined 26 basis points to 0.47% due to the reduction in the cost of time deposits and the first quarter of 2012 repayment of $225.0 million in fixed-rate term FHLB advances and the redemption of $18.6 million in fixed-rate trust preferred securities.

NONINTEREST INCOME

Noninterest income decreased by $2.6 million to $203,000 for the second quarter compared to $2.8 million for the first quarter.  The change was due to higher net FDIC loss sharing expense and lower gains on sales of securities.  The second quarter included net FDIC loss sharing expense of $5.4 million compared to the first quarter net FDIC loss sharing expense of $3.1 million; the $2.3 million increase was due mostly to the lower provision for credit losses on covered loans offset by lower covered loan recoveries and lower gain on sales of OREO. The amortization of the FDIC loss sharing asset decreased $235,000 to $5.8 million from $6.0 million. Gain on sale of securities decreased by $409,000, as there were no sales of securities in the second quarter.  During the first quarter, we sold $12.4 million in corporate debt securities at a $409,000 gain in order to reduce overall portfolio price volatility and extension risk.

The following table presents the details of FDIC loss sharing income (expense), net for the periods indicated:

	Three Months Ended
	June 30,	March 31,	Increase
	2013	2013	(Decrease)
	(In thousands)
FDIC Loss Sharing Income (Expense), Net:
Gain on FDIC loss sharing asset (1)	$494	$4,057	$(3,563)
FDIC loss sharing asset amortization, net	(5,756)	(5,991)	235
Loan recoveries shared with FDIC (2)	—	(591)	591
Net reimbursement (to) from FDIC for covered OREO activity (3)	(149)	(614)	465
Other	1	2	(1)
FDIC loss sharing income (expense), net	$(5,410)	$(3,137)	$(2,273)

(1) Includes increases related to covered loan loss provisions and decreases for write-offs for covered loans expected to be resolved at amounts higher than their carrying value.

(2) Represents amounts to be reimbursed to the FDIC for covered loans resolved at amounts higher than their carrying values.

(3) Represents amounts to be reimbursed to the FDIC for gains on covered OREO sales and due from the FDIC for covered OREO write-downs.

Noninterest income declined by $5.1 million to $3.0 million during the six months ended June 30, 2013 compared to $8.1 million for the same period last year.  The change was due mainly to an increase in net FDIC loss sharing expense of $4.9 million, a $1.1 million decline in service charges on deposit accounts and lower gains on sales of leases and securities of $480,000. These decreases were offset in part by a decline in OTTI charges of $1.1 million; 2012 included an OTTI charge on one of our covered private label CMOs while there were no OTTI charges in 2013.  FDIC loss sharing income, net, decreased due mainly to lower provisions for credit losses on covered loans and higher amortization of the FDIC loss sharing asset, offset by higher net covered OREO costs.

NONINTEREST EXPENSE

Noninterest expense increased by $20.0 million to $64.2 million during the second quarter compared to $44.2 million during the first quarter.  This was due mostly to the $17.3 million increase in acquisition and integration costs.  All overhead categories increased due to including the FCAL operations after the May 31, 2013 acquisition date.  Total OREO expense increased $486,000 due mainly to lower gains on sales of OREO.  Excluding acquisition and integration costs and OREO expenses, noninterest expense increased $2.2 million due almost entirely to the addition of the FCAL operations.

Noninterest expense includes: (a) amortization of time-based restricted stock, which is included in compensation, and (b) intangible asset amortization.  Amortization of restricted stock totaled $2.0 million for the second quarter and $1.8 million for the first quarter.  Intangible asset amortization totaled $1.3 million for the second quarter and $1.2 million for the first quarter.

Noninterest expense decreased by $8.1 million to $108.4 million during the six months ended June 30, 2013 compared to $116.5 million for the same period last year.  This decrease was due mostly to the combination of: (a) lower debt termination expense of $22.6 million as a result of the early repayments of FHLB advances and trust preferred securities in 2012 and no such debt termination expense in the current year; (b) lower OREO expense of $5.4 million, and (c) higher acquisition and integration costs of $17.8 million recognized in 2013 compared to 2012.  Covered OREO expense decreased by $3.8 million due mostly to lower write-downs of $3.5 million.  Non-covered OREO expense decreased $1.6 million due to lower write-downs of $761,000 and lower carrying costs of $821,000.  Excluding debt termination, acquisition and integration costs, and OREO costs, the remaining noninterest expense increased $2.1 million in 2013 compared to 2012, due mostly to higher compensation costs and lower intangible asset amortization expense.  Compensation costs increased $3.5 million due an increase in the number of employees as a result of our acquisition activity.  Intangible asset amortization declined $1.0 million due to certain intangibles being fully amortized.

Amortization of restricted stock totaled $3.8 million and $3.0 million for the six months ended June 30, 2013 and 2012, respectively.    Intangible asset amortization totaled $2.5 million for the first six months of 2013 compared to $3.5 million for the same period last year.

CREDIT QUALITY

Credit quality metrics remained stable quarter over quarter, with coverage ratios remaining strong.  Economic trends in our markets will cause periodic movements in nonaccrual and classified loan and lease balances.  However, losses on such nonaccrual and classified loans and leases are not expected to be material.

	June 30,	March 31,	December 31,
	2013	2013	2012
	(Dollars in thousands)
Non-PCI Credit Quality Metrics:
Allowance for credit losses	$69,926	$71,896	$72,119
Nonaccrual loans and leases	51,689	43,127	41,762
Classified loans and leases (1)	128,181	107,178	104,054
Performing restructured loans	83,543	80,501	106,288
Net charge-offs (for the quarter)	1,970	223	2,893
Provision (negative provision) for credit losses (for the quarter)	—	—	—
Allowance for credit losses to loans and leases	1.78%	2.41%	2.35%
Allowance for credit losses to nonaccrual loans and leases	135.3%	166.7%	172.7%
Nonperforming assets to loans and leases and other real estate owned	2.91%	3.17%	3.14%

(1) Classified loans and leases are those with a credit risk rating of substandard or doubtful.

Non-PCI loans and leases at June 30, 2013, include $1.2 billion in loans and leases acquired in acquisitions.  These acquired loans and leases were initially recorded at their estimated fair values and such initial fair values included an estimate of credit losses.  The allowance calculation for Non-PCI loans and leases takes into consideration those loans and leases whose credit quality has deteriorated since their acquisition dates.  At June 30, 2013, $1.8 million of our allowance for credit losses applies to these acquired loans and leases. When these loans and leases are excluded from the total of Non-PCI loans and leases and the related allowance of $1.8 million is also excluded from the allowance for credit losses, the coverage ratio of our allowance for credit losses for Non-PCI loans and leases increases to 2.55% at June 30, 2013; the comparable ratio at March 31, 2013 was 2.63%.

Credit Loss Provisions

The Company recorded a negative provision for credit losses of $1.8 million for the second quarter compared to a provision for credit losses of $3.1 million for the first quarter; such provisions relate to PCI loans only.

The provision level on Non-PCI loans and leases is generated by our allowance methodology, which reflects the level and trends of net charge-offs, the levels of nonaccrual and classified loans and leases, the migration of loans and leases into various risk classifications, and the level of outstanding loans and leases.  Based on such methodology, there was no provision for credit losses on Non-PCI loans and leases for the first and second quarters of 2013.

The provision, or negative provision, for credit losses on PCI loans results from decreases, or increases, in expected cash flows on such loans compared to those previously estimated.  Cash flows on PCI loans are estimated quarterly and are subject to change based on varying conditions with the underlying borrowers and collateral.  The negative provision for credit losses on PCI loans in the second quarter was due to increases in expected cash flows on PCI loans generally, while the provision in the first quarter was due largely to updated appraisals on two collateral-dependent PCI loan relationships.

Nonperforming Assets

Nonperforming assets include nonaccrual loans and leases (excluding PCI loans which are accounted for based on expected cash flows and considered accruing regardless of the payment status of the underlying loans) and OREO and totaled $116.2 million at June 30, 2013 compared to $96.4 million at March 31, 2013.  The ratio of nonperforming assets to Non-PCI loans and leases and OREO decreased to 2.91% at June 30, 2013 from 3.17% at March 31, 2013.

The following table presents our Non-PCI nonaccrual loans and leases and accruing loans and leases past due between 30 and 89 days by portfolio segment and class as of the dates indicated:

	Nonaccrual Loans and Leases				Accruing and
	June 30, 2013		March 31, 2013		30 - 89 Days Past Due
		% of		% of	June 30,	March 31,
		Loan		Loan	2013	2013
	Balance	Category	Balance	Category	Balance	Balance
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$—	—	$6,823	4.0%	$—	$—
SBA 504	3,007	5.4%	2,936	5.3%	929	1,066
Other	26,093	1.1%	20,568	1.3%	2,060	26,077
Total real estate mortgage	29,100	1.1%	30,327	1.7%	2,989	27,143
Real estate construction:
Residential	834	1.4%	1,046	2.4%	—	—
Commercial	2,938	2.1%	1,447	1.7%	—	7,290
Total real estate construction	3,772	1.9%	2,493	2.0%	—	7,290
Commercial:
Collateralized	13,441	2.6%	4,015	0.9%	796	542
Unsecured	1,583	1.6%	1,473	1.9%	976	132
Asset-based	—	—	281	0.1%	—	—
SBA 7(a)	3,052	10.7%	3,867	15.4%	262	118
Total commercial	18,076	2.0%	9,636	1.2%	2,034	792
Leases	244	0.1%	244	0.1%	—	44
Consumer	497	1.7%	427	2.2%	24	26
Total non-PCI loans and leases	$51,689	1.3%	$43,127	1.4%	$5,047	$35,295

The $8.6 million increase in nonaccrual loans and leases (excluding PCI loans) during the second quarter of 2013 was attributable to (a) additions of $24.6 million, $18.5 million of which are from the FCAL acquisition, (b) charge-offs of $4.1 million, (c) other reductions, payoffs and returns to accrual status of $10.9 million, and (d) foreclosures of $1.0 million.

Below is a summary of the ten largest lending relationships on nonaccrual status, excluding PCI loans and SBA-related loans, as of the date indicated:

Nonaccrual
Amount
June 30,
2013	Description
(In thousands)

$4,232	Loan represents 6% interest in a syndicated credit facility secured by a film library. Lending group is in the process of foreclosing on the film library. (3)

3,165	Two loans that are both unsecured. The borrower is paying according to the restructured terms of the loan. (2)

2,419	Three loans, one of which is secured by an office building in Ventura County, California; the other two loans are unsecured. (3)

2,325	Two loans, one of which is secured by an office building in Clark County, Nevada, and the other of which is secured by an office building in Maricopa County, Arizona. (1)

2,211	This loan is secured by an office building in San Diego County, California. (1)

1,907	This loan is secured by a retail building in Los Angeles County, California. (3)

1,777	This loan is secured by a strip retail center in Clark County, Nevada. (1)

1,425	This loan is secured by two industrial buildings in San Diego County, California. (1)

1,250	This loan is unsecured and has a specific reserve for 100% of the balance. (1)

1,206	This loan is secured by an industrial building in San Bernardino County, California. The borrower is paying according to the restructured terms of the loan. (1)

$21,917	Total

(1) On nonaccrual status at March 31, 2013.

(2) New nonaccrual in second quarter of 2013.

(3) Acquired as part of the First California Bank acquisition.

The following table presents the details of OREO as of the dates indicated:

	June 30, 2013		March 31, 2013
	Non-		Non-
	Covered	Covered	Covered	Covered
Property Type	OREO	OREO	OREO	OREO
	(In thousands)
Commercial real estate	$9,743	$8,679	$791	$7,292
Construction and land development	33,050	6,306	31,670	6,475
Multi-family	—	3,807	—	3,301
Single family residence	2,639	322	3,500	243
Total OREO, net	$45,432	$19,114	$35,961	$17,311

The following table presents OREO activity for the period indicated:

	Three Months Ended
	June 30, 2013
	Non-Covered	Covered	Total
	OREO	OREO	OREO
	(In thousands)
Beginning of period	$35,961	$17,311	$53,272
Addition from the FCAL acquisition	10,092	3,680	13,772
Foreclosures	1,035	3,075	4,110
Payments to third parties (1)	14	—	14
Provision for losses	—	(292)	(292)
Reductions related to sales	(1,670)	(4,660)	(6,330)
End of period	$45,432	$19,114	$64,546

Net gain on sale	$213	$479	$692

(1) Represents amounts due to participants and for guarantees, property taxes or any other prior lien positions.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest Bancorp and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized as of the date indicated as shown in the following table:

	June 30, 2013
	Well	Pacific	PacWest
	Capitalized	Western	Bancorp
	Requirement	Bank	Consolidated
Tier 1 leverage capital ratio	5.00%	12.05%	12.75%
Tier 1 risk-based capital ratio	6.00%	14.16%	15.04%
Total risk-based capital ratio	10.00%	15.42%	16.30%
Tangible common equity ratio	N/A	10.22%	8.83%

FIRST CALIFORNIA FINANCIAL GROUP ACQUISITION

On May 31, 2013, PacWest Bancorp (“PacWest”) completed the acquisition of First California Financial Group, Inc. (“FCAL”). As part of the acquisition, First California Bank (“FCB”), a wholly-owned subsidiary of First California, merged with and into PacWest’s wholly-owned banking subsidiary, Pacific Western Bank (“PWB”).  The acquisition, which was first announced on November 6, 2012, was concluded following receipt of shareholder approval from both institutions and all required regulatory approvals.

In the merger with FCAL, each share of FCAL common stock was converted into the right to receive 0.2966 of a share of PacWest common stock. The exchange ratio was calculated based on the volume-weighted average share price of PacWest common stock for the 20 consecutive trading days ending on the second full trading day prior to the receipt of the last of the regulatory approvals required under the merger agreement. PacWest issued an aggregate of approximately 8.4 million shares of PacWest common stock to FCAL stockholders (which included PacWest common shares issuable in exchange for FCAL’s Series A Preferred Stock).  In addition, approximately one million shares of FCAL common stock owned by PacWest were cancelled in the merger.  Based on the closing price of PacWest’s common stock on May 31, 2013 of $28.83 per share, the aggregate consideration paid to FCAL common stockholders, plus the cost of the FCAL shares of common stock cancelled in the merger, was approximately $247 million.

The integration of FCB systems and the conversion of FCB’s branches to PWB’s operating platform were completed in June 2013.  FCB had 15 branches, eight of which overlapped with existing PWB branches.  Six of the FCB branches were closed as part of the integration and system conversion in June 2013 and two PWB branches were closed in the consolidation during June 2013.  PWB added seven branches to its branch system as a result of this branch conversion and closure activity.

FCB was a full-service commercial bank headquartered in Westlake Village, California.  FCB provided a full range of banking services, including revolving lines of credit, term loans, commercial real estate loans, construction loans, consumer loans and home equity loans to individuals, professionals, and small to mid-sized businesses.  FCB operated throughout Southern California in the Los Angeles, Orange, Riverside, San Bernardino, San Diego, Ventura, and San Luis Obispo Counties.

PACWEST AND CAPITALSOURCE MERGER ANNOUNCEMENT

On, July 22, 2013, PacWest announced the signing of a definitive agreement and plan of merger (the “Agreement”) whereby PacWest and CapitalSource will merge in a transaction valued at approximately $2.3 billion.  The combined company will be called PacWest Bancorp and the combined subsidiary bank will be called Pacific Western Bank.  The CapitalSource national lending operation will continue to do business under the name CapitalSource as a division of Pacific Western Bank.

Under the terms of the Agreement, CapitalSource shareholders will receive $2.47 in cash and 0.2837 shares of PacWest common stock for each share of CapitalSource common stock. The total value of the CSE per share merger consideration, based on the closing price of PacWest shares on July 19, 2013 of $32.32, is $11.64.

As of June 30, 2013, on a pro forma consolidated basis, the combined company would have had approximately $15.4 billion in assets with 96 branches throughout California.  The combined institution would be the 6th largest publicly-owned bank headquartered in California, and the 8th largest commercial bank headquartered in California (out of more than 232 financial institutions in the state).

The transaction, currently expected to close in the first quarter of 2014, is subject to customary conditions, including the approval of bank regulatory authorities and the stockholders of both companies.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $6.7 billion in assets as of June 30, 2013, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 75 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located throughout California in Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara, San Diego, San Francisco, San Luis Obispo,

San Mateo and Ventura Counties.  Through its subsidiaries, BFI Business Finance and Celtic Capital Corporation, and its divisions First Community Financial and Pacific Western Equipment Finance, Pacific Western also provides working capital financing and equipment leasing to growing companies located throughout the United States, with a focus on the Southwestern U.S., primarily in Arizona, California, Utah and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: failure to obtain regulatory or other required approvals; an inability to achieve expected cost savings in the amounts or timeframes discussed if at all, or the costs associated with transactions or the time needed to complete transactions being greater than expected;  lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our loss-sharing arrangements from the Los Padres Bank and Affinity Bank acquisitions; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the conflicts in the Middle East; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). Additional risks and uncertainties relating to the proposed transaction with CapitalSource include, but are not limited to:  the ability to complete the proposed transaction, including obtaining regulatory approvals and approvals by the stockholders of PacWest and CapitalSource; the length of time necessary to consummate the proposed transaction; the ability to successfully integrate the two institutions and achieve expected synergies and operating efficiencies on the expected timeframe; unexpected costs relating to the proposed transaction; and the potential impact on the institutions’ respective businesses as a result of uncertainty surrounding the proposed transaction. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider each of PacWest Bancorp’s and CapitalSource, Inc.’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q.  The documents filed by PacWest with the SEC may be obtained free of charge at PacWest’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from PacWest by requesting them in writing to PacWest Bancorp, c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821; Attention: Investor Relations, or by telephone at (714) 671-6800.

The documents filed by CapitalSource with the SEC may be obtained free of charge at CapitalSource’s website at www.capitalsource.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CapitalSource by requesting them in writing to CapitalSource Inc., 633 West 5th Street, 33rd Floor, Los Angeles, CA 90071 Attention: Investor Relations, or by telephone at Phone: (212) 321-7212.

PacWest intends to file a registration statement with the SEC which will include a joint proxy statement of PacWest and CapitalSource and a prospectus of PacWest, and each party will file other documents regarding the proposed transaction with the SEC.  Before making any voting or investment decision, investors and security holders of CapitalSource and PacWest are urged to carefully read the entire registration statement and joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. A definitive joint proxy statement/prospectus will be sent to the stockholders of each institution seeking any required stockholder approvals. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus free of charge from the SEC’s website or from PacWest or CapitalSource by writing to the addresses provided for each company set forth in the paragraphs above.

PacWest, CapitalSource, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from PacWest and CapitalSource stockholders in favor of the approval of the transaction.  Information about the directors and executive officers of PacWest and their ownership of PacWest common stock is set forth in the proxy statement for PacWest’s 2013 annual meeting of stockholders, as previously filed with the SEC.  Information about the directors and executive officers of CapitalSource and their ownership of CapitalSource common stock is set forth in the proxy statement for CapitalSource’s 2013 annual meeting of stockholders, as previously filed with the SEC.  Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available.

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	March 31,	December 31,
	2013	2013	2012
	(In thousands, except per share and share data)
ASSETS
Cash and due from banks	$106,237	$90,659	$89,011
Interest-earning deposits in financial institutions	112,590	41,019	75,393
Total cash and cash equivalents	218,827	131,678	164,404

Non-covered securities available-for-sale	1,432,661	1,318,992	1,310,701
Covered securities available-for-sale	40,917	43,785	44,684
Total securities available-for-sale, at estimated fair value	1,473,578	1,362,777	1,355,385
Federal Home Loan Bank stock, at cost	39,129	33,400	37,126
Total investment securities	1,512,707	1,396,177	1,392,511

Non-covered loans and leases	3,839,215	2,958,321	3,049,505
Covered loans	581,404	512,366	543,327
Gross loans and leases	4,420,619	3,470,687	3,592,832
Unearned income	(933)	(1,424)	(2,535)
Allowance for loan and lease losses	(90,643)	(94,519)	(91,968)
Total loans and leases, net	4,329,043	3,374,744	3,498,329

Non-covered other real estate owned, net	45,432	35,961	33,572
Covered other real estate owned, net	19,114	17,311	22,842
Total other real estate owned, net	64,546	53,272	56,414

Premises and equipment, net	33,642	18,950	19,503
FDIC loss sharing asset	66,993	55,840	57,475
Cash surrender value of life insurance	80,592	68,587	68,326
Goodwill	209,190	79,673	79,866
Core deposit and customer relationship intangibles, net	20,190	13,547	14,723
Other assets	173,372	107,437	112,107
Total assets	$6,709,102	$5,299,905	$5,463,658

LIABILITIES
Noninterest-bearing demand deposits	$2,291,246	$1,941,234	$1,939,212
Interest-bearing deposits	3,231,754	2,611,996	2,769,909
Total deposits	5,523,000	4,553,230	4,709,121
Borrowings	9,696	11,196	12,591
Subordinated debentures	132,358	108,250	108,250
Discontinued operations	173,439	—	—
Accrued interest payable and other liabilities	68,910	37,433	44,575
Total liabilities	5,907,403	4,710,109	4,874,537
STOCKHOLDERS’ EQUITY (1)	801,699	589,796	589,121
Total liabilities and stockholders’ equity	$6,709,102	$5,299,905	$5,463,658

(1) Includes net unrealized gain on securities available-for-sale, net	$996	$28,945	$32,900

Book value per share	$17.40	$15.91	$15.74
Tangible book value per share	$12.42	$13.40	$13.22

Shares outstanding (includes unvested restricted shares of 1,788,562 at June 30, 2013; 1,203,495 at March 31, 2013; 1,698,281 at December 31, 2012)	46,080,731	37,071,357	37,420,909

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(In thousands, except per share data)
Interest income:
Loans and leases	$63,168	$61,010	$63,312	$124,178	$128,064
Investment securities	8,414	8,216	9,558	16,630	19,138
Deposits in financial institutions	49	43	20	92	88
Total interest income	71,631	69,269	72,890	140,900	147,290

Interest expense:
Deposits	2,077	2,649	3,336	4,726	6,940
Borrowings	199	144	293	343	2,218
Subordinated debentures	882	783	848	1,665	2,039
Total interest expense	3,158	3,576	4,477	6,734	11,197

Net interest income	68,473	65,693	68,413	134,166	136,093

Provision (negative provision) for credit losses	(1,842)	3,137	(271)	1,295	(6,345)

Net interest income after provision for credit losses	70,315	62,556	68,684	132,871	142,438

Noninterest income:
Service charges on deposit accounts	2,767	2,863	3,328	5,630	6,681
Other commissions and fees	2,154	1,933	2,095	4,087	3,978
Gain on sale of leases	279	225	403	504	1,393
Gain on sale of securities	—	409	—	409	—
Other-than-temporary impairment loss on covered security	—	—	(1,115)	—	(1,115)
Increase in cash surrender value of life insurance	221	433	295	654	660
FDIC loss sharing expense, net	(5,410)	(3,137)	(102)	(8,547)	(3,681)
Other income	192	114	(33)	306	217
Total noninterest income	203	2,840	4,871	3,043	8,133

Noninterest expense:
Compensation	26,057	25,350	23,699	51,407	47,886
Occupancy	7,480	6,598	7,088	14,078	14,376
Data processing	2,455	2,233	2,258	4,688	4,538
Other professional services	2,240	2,097	2,378	4,337	4,148
Business development	798	736	581	1,534	1,219
Communications	622	613	626	1,235	1,234
Insurance and assessments	1,267	1,261	1,323	2,528	2,616
Non-covered other real estate owned, net	80	313	130	393	1,951
Covered other real estate owned, net	(94)	(813)	2,130	(907)	2,952
Intangible asset amortization	1,284	1,176	1,737	2,460	3,472
Acquisition and integration	17,997	692	871	18,689	896
Debt termination	—	—	—	—	22,598
Other expenses	4,030	3,927	4,764	7,957	8,594
Total noninterest expense	64,216	44,183	47,585	108,399	116,480

Earnings from continuing operations before income taxes	6,302	21,213	25,970	27,515	34,091
Income tax expense	(1,906)	(7,719)	(10,413)	(9,625)	(13,270)
Net earnings from continuing operations	4,396	13,494	15,557	17,890	20,821

Loss from discontinued operations before income taxes	(81)	—	—	(81)	—
Income tax benefit	34	—	—	34	—
Net loss from discontinued operations	(47)	—	—	(47)	—

Net earnings	$4,349	$13,494	$15,557	$17,843	$20,821

Basic and diluted earnings per share:
Net earnings from continuing operations	$0.11	$0.37	$0.42	$0.47	$0.57
Net earnings	$0.11	$0.37	$0.42	$0.47	$0.57

PACWEST BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(Dollars in thousands)
Average Assets:
Loans and leases, net of unearned income	$3,765,715	$3,500,895	$3,499,056	$3,634,037	$3,530,911
Investment securities	1,424,804	1,365,210	1,390,080	1,395,172	1,376,573
Interest-earning deposits in financial institutions	75,739	69,056	28,478	72,416	66,017
Federal funds sold	—	—	10	—	5
Average interest-earning assets	5,266,258	4,935,161	4,917,624	5,101,625	4,973,506
Other assets	511,633	440,990	463,962	476,506	467,571
Average total assets	$5,777,891	$5,376,151	$5,381,586	$5,578,131	$5,441,077

Average liabilities:
Interest checking deposits	$557,438	$523,503	$514,969	$540,564	$514,079
Money market deposits	1,307,386	1,207,332	1,172,050	1,257,635	1,185,638
Savings deposits	184,055	155,687	160,937	169,950	160,947
Time deposits	756,008	796,644	889,705	776,214	916,103
Average interest-bearing deposits	2,804,887	2,683,166	2,737,661	2,744,363	2,776,767
Borrowings	20,554	12,561	113,233	16,580	176,506
Subordinated debentures	116,998	108,250	108,250	112,648	115,821
Average interest-bearing liabilities	2,942,439	2,803,977	2,959,144	2,873,591	3,069,094
Noninterest-bearing demand deposits	2,072,923	1,940,435	1,824,278	2,007,045	1,771,641
Other liabilities	96,104	42,532	40,984	69,466	45,359
Average total liabilities	5,111,466	4,786,944	4,824,406	4,950,102	4,886,094
Average stockholders’ equity	666,425	589,207	557,180	628,029	554,983
Average liabilities and stockholders’ equity	$5,777,891	$5,376,151	$5,381,586	$5,578,131	$5,441,077

Average deposits	$4,877,810	$4,623,601	$4,561,939	$4,751,408	$4,548,408

Yield on:
Average loans and leases	6.73%	7.07%	7.28%	6.89%	7.29%
Average investment securities	2.37%	2.44%	2.77%	2.40%	2.80%
Average investment securities - tax-equivalent yield	2.74%	2.79%	3.03%	2.81%	3.06%
Average interest-earning deposits	0.26%	0.25%	0.28%	0.26%	0.27%
Average interest-earning assets	5.46%	5.69%	5.96%	5.57%	5.96%

Cost of:
Average deposits/all-in deposit cost (1)	0.17%	0.23%	0.29%	0.20%	0.31%
Average interest-bearing deposits	0.30%	0.40%	0.49%	0.35%	0.50%
Average borrowings	3.88%	4.65%	1.04%	4.17%	2.53%
Average subordinated debentures	3.02%	2.93%	3.15%	2.98%	3.54%
Average interest-bearing liabilities	0.43%	0.52%	0.61%	0.47%	0.73%

Net interest rate spread (2)	5.03%	5.17%	5.35%	5.10%	5.23%
Net interest margin (3)	5.22%	5.40%	5.60%	5.30%	5.50%

 (1) Cost of average deposits/all-in deposit cost is calculated as annualized interest expense on deposits divided by average deposits.

 (2) Net interest rate spread is calculated as the yield on average interest-earning assets less the cost of average interest-bearing liabilities.

 (3) Net interest margin is calculated as annualized net interest income divided by average interest-earning assets.

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION BY PORTFOLIO SEGMENT

(Unaudited)

	June 30,	March 31,	December 31,
	2013	2013	2012
	(In thousands)
Non-Covered Loans and Leases
Real estate mortgage	$2,495,364	$1,796,484	$1,917,670
Real estate construction	187,193	126,707	129,959
Commercial	898,973	794,419	787,775
Leases	216,089	204,766	174,373
Consumer	25,523	18,677	22,487
Foreign:
Commercial	14,621	15,712	15,567
Other, including real estate	1,452	1,556	1,674
Total gross non-covered loans and leases	$3,839,215	$2,958,321	$3,049,505

Covered Loans
Real estate mortgage	$537,238	$489,506	$504,900
Real estate construction	26,542	12,628	24,645
Commercial	14,096	9,683	13,184
Consumer	3,528	549	598
Total gross covered loans	$581,404	$512,366	$543,327

Total Loans and Leases
Real estate mortgage	$3,032,602	$2,285,990	$2,422,570
Real estate construction	213,735	139,335	154,604
Commercial	913,069	804,102	800,959
Leases	216,089	204,766	174,373
Consumer	29,051	19,226	23,085
Foreign:
Commercial	14,621	15,712	15,567
Other, including real estate	1,452	1,556	1,674
Total gross loans and leases	$4,420,619	$3,470,687	$3,592,832

PACWEST BANCORP AND SUBSIDIARIES

LOAN PORTFOLIO COMPOSITION

(Unaudited)

	June 30, 2013			March 31, 2013
	Non-PCI	PCI	Total	Non-PCI	PCI	Total
	Loans (1)	Loans (2)	Loans	Loans	Loans	Loans
	(In thousands)
Non-Covered Loans and Leases
Real estate mortgage	$2,477,066	$18,298	$2,495,364	$1,796,484	$—	$1,796,484
Real estate construction	185,888	1,305	187,193	126,707	—	126,707
Commercial	898,973	—	898,973	794,419	—	794,419
Leases	216,089	—	216,089	204,766	—	204,766
Consumer	25,487	36	25,523	18,677	—	18,677
Foreign	16,073	—	16,073	17,268	—	17,268
Total gross non-covered loans and leases	$3,819,576	$19,639	$3,839,215	$2,958,321	$—	$2,958,321

Covered Loans
Real estate mortgage	$81,124	$456,114	$537,238	$20,257	$469,249	$489,506
Real estate construction	11,888	14,654	26,542	—	12,628	12,628
Commercial	10,536	3,560	14,096	4,161	5,522	9,683
Consumer	3,106	422	3,528	459	90	549
Total gross covered loans	$106,654	$474,750	$581,404	$24,877	$487,489	$512,366

Total Loans and Leases
Real estate mortgage	$2,558,190	$474,412	$3,032,602	$1,816,741	$469,249	$2,285,990
Real estate construction	197,776	15,959	213,735	126,707	12,628	139,335
Commercial	909,509	3,560	913,069	798,580	5,522	804,102
Leases	216,089	—	216,089	204,766	—	204,766
Consumer	28,593	458	29,051	19,136	90	19,226
Foreign	16,073	—	16,073	17,268	—	17,268
Total gross loans and leases	$3,926,230	$494,389	$4,420,619	$2,983,198	$487,489	$3,470,687

Loans and Leases, Net of Allowance
Non-covered loans and leases	$3,819,576	$19,639	$3,839,215	$2,958,321	$—	$2,958,321
Allowance for credit losses	(69,926)	—	(69,926)	(71,896)	—	(71,896)
Non-covered loans and leases, net	$3,749,650	$19,639	$3,769,289	$2,886,425	$—	$2,886,425

Covered loans	$106,654	$474,750	$581,404	$24,877	$487,489	$512,366
Allowance for credit losses	—	(27,397)	(27,397)	—	(29,303)	(29,303)
Covered loans, net	$106,654	$447,353	$554,007	$24,877	$458,186	$483,063

Total loans and leases	$3,926,230	$494,389	$4,420,619	$2,983,198	$487,489	$3,470,687
Allowance for credit losses	(69,926)	(27,397)	(97,323)	(71,896)	(29,303)	(101,199)
Total loans and leases, net	$3,856,304	$466,992	$4,323,296	$2,911,302	$458,186	$3,369,488

Allowance for credit losses to loans and leases (excludes PCI)	1.78%	5.54%	2.20%	2.41%	6.01%	2.92%

(1) Non-PCI loans include loans originated by Pacific Western Bank and acquired loans that were not impaired on their acquisition date.

(2) PCI loans include loans acquired by Pacific Western Bank in an FDIC-assisted acquisition and loans acquired in the FCAL acquisition that were impaired on the acquisition date.

PACWEST BANCORP AND SUBSIDIARIES

NON-PCI NONCLASSIFIED AND CLASSIFIED LOANS AND LEASES

(Unaudited)

	June 30, 2013
	Nonclassified	Classified	Total
		(In thousands)
Real estate mortgage:
Hospitality	$186,728	$5,685	$192,413
SBA 504	49,826	5,765	55,591
Other	2,244,304	65,882	2,310,186
Total real estate mortgage	2,480,858	77,332	2,558,190
Real estate construction:
Residential	56,161	1,775	57,936
Commercial	131,417	8,423	139,840
Total real estate construction	187,578	10,198	197,776
Commercial:
Collateralized	499,198	25,842	525,040
Unsecured	98,856	2,890	101,746
Asset-based	249,834	4,247	254,081
SBA 7(a)	22,666	5,976	28,642
Total commercial	870,554	38,955	909,509
Leases	215,845	244	216,089
Consumer	27,141	1,452	28,593
Foreign	16,073	—	16,073
Total non-PCI loans and leases	$3,798,049	$128,181	$3,926,230

	March 31, 2013
	Nonclassified	Classified	Total
	(In thousands)
Real estate mortgage:
Hospitality	$158,812	$13,660	$172,472
SBA 504	49,678	5,725	55,403
Other	1,535,681	53,185	1,588,866
Total real estate mortgage	1,744,171	72,570	1,816,741
Real estate construction:
Residential	41,055	2,018	43,073
Commercial	79,852	3,782	83,634
Total real estate construction	120,907	5,800	126,707
Commercial:
Collateralized	421,553	15,131	436,684
Unsecured	76,007	2,550	78,557
Asset-based	254,633	3,631	258,264
SBA 7(a)	19,048	6,027	25,075
Total commercial	771,241	27,339	798,580
Leases	204,522	244	204,766
Consumer	17,911	1,225	19,136
Foreign	17,268	—	17,268
Total non-PCI loans and leases	$2,876,020	$107,178	$2,983,198

Note: Nonclassified loans and leases are those with a credit risk rating of either pass or special mention, while classified loans and leases are those with a credit risk rating of either substandard or doubtful.

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION

(Unaudited)

	June 30, 2013			March 31, 2013
	Non-Covered		Total	Non-Covered		Total
	Loans and	Covered	Loans and	Loans and	Covered	Loans and
	Leases	Loans	Leases	Leases	Loans	Leases
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$191,167	$2,445	$193,612	$172,472	$1,207	$173,679
SBA 504	55,591	—	55,591	55,403	—	55,403
Other	2,248,606	534,793	2,783,399	1,568,609	488,299	2,056,908
Total real estate mortgage	2,495,364	537,238	3,032,602	1,796,484	489,506	2,285,990
Real estate construction:
Residential	57,936	2,491	60,427	43,073	2,867	45,940
Commercial	129,257	24,051	153,308	83,634	9,761	93,395
Total real estate construction	187,193	26,542	213,735	126,707	12,628	139,335

Total real estate loans	2,682,557	563,780	3,246,337	1,923,191	502,134	2,425,325

Commercial:
Collateralized	517,422	10,948	528,370	432,652	9,275	441,927
Unsecured	98,703	3,123	101,826	78,428	408	78,836
Asset-based	254,081	—	254,081	258,264	—	258,264
SBA 7(a)	28,767	25	28,792	25,075	—	25,075
Total commercial	898,973	14,096	913,069	794,419	9,683	804,102
Leases	216,089	—	216,089	204,766	—	204,766
Consumer	25,523	3,528	29,051	18,677	549	19,226
Foreign	16,073	—	16,073	17,268	—	17,268
Total gross loans and leases	$3,839,215	$581,404	$4,420,619	$2,958,321	$512,366	$3,470,687

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION

REAL ESTATE MORTGAGE LOANS

(Unaudited)

	Non-Covered Loans				Covered Loans
	June 30, 2013		March 31, 2013		June 30, 2013		March 31, 2013
		% of		% of		% of		% of
Loan Category	Amount	Total	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)				(Dollars in thousands)
Commercial real estate mortgage:
Industrial/warehouse	$375,932	15%	$286,911	16%	$33,516	6%	$25,369	5%
Retail	291,259	12%	228,665	13%	89,983	17%	89,166	19%
Office buildings	390,518	16%	290,399	16%	44,910	8%	45,930	9%
Owner-occupied	173,855	7%	179,827	10%	14,373	3%	14,570	3%
Hotel	191,167	8%	172,472	10%	2,445	1%	1,207	—
Healthcare	150,704	6%	108,693	6%	12,911	2%	11,047	2%
Mixed use	77,609	3%	50,243	3%	8,857	2%	2,723	1%
Gas station	27,861	1%	28,558	1%	6,116	1%	6,180	1%
Self storage	47,441	2%	32,662	2%	44,175	8%	38,175	8%
Restaurant	25,447	1%	16,480	1%	905	—	1,563	—
Land acquisition/development	13,625	1%	21,851	1%	—	—	—	—
Unimproved land	14,254	1%	11,778	1%	132	—	150	—
Other	210,937	8%	165,809	9%	15,142	3%	13,490	3%
Total commercial real estate mortgage	1,990,609	81%	1,594,348	89%	273,465	51%	249,570	51%

Residential real estate mortgage:
Multi-family	254,165	10%	100,666	5%	148,855	28%	150,743	31%
Single family owner-occupied	171,801	7%	38,710	2%	92,833	17%	69,044	14%
Single family nonowner-occupied	8,588	—	11,896	1%	15,889	3%	16,009	3%
HELOCs	59,866	2%	49,560	3%	6,196	1%	2,093	1%
Mixed use	10,335	—	1,304	—	—	—	2,047	—
Total residential real estate mortgage	504,755	19%	202,136	11%	263,773	49%	239,936	49%

Total gross real estate mortgage loans	$2,495,364	100%	$1,796,484	100%	$537,238	100%	$489,506	100%

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR LOAN AND LEASE LOSSES,

ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING

ASSETS AND CREDIT QUALITY RATIOS

(Unaudited)

	June 30,	March 31,	December 31,
	2013	2013	2012
	(Dollars in thousands)
Allowance for loan and lease losses:
Non-PCI loans	$63,246	$65,216	$65,899
PCI loans	27,397	29,303	26,069
Total allowance for loan and lease losses	$90,643	$94,519	$91,968

Allowance for loan and lease losses on non-PCI loans	$63,246	$65,216	$65,899
Reserve for unfunded loan commitments on non-PCI loans	6,680	6,680	6,220
Total allowance for credit losses on non-PCI loans	69,926	71,896	72,119
Allowance for loan losses on PCI loans	27,397	29,303	26,069
Total allowance for credit losses	$97,323	$101,199	$98,188

Nonaccrual loans and leases (1)	$51,689	$43,127	$41,762
Other real estate owned	64,546	53,272	56,414
Total nonperforming assets	$116,235	$96,399	$98,176

Performing restructured loans (1)	$83,543	$80,501	$106,288

Nonaccrual loans and leases (excluding PCI loans):
Non-covered	$46,189	$41,893	$39,284
Covered	5,500	1,234	2,478
Total nonaccrual loans and leases (excludes PCI loans)	$51,689	$43,127	$41,762

Non-PCI Credit Quality Ratios:
Allowance for credit losses to loans and leases	1.78%	2.41%	2.35%
Allowance for credit losses to nonaccrual loans and leases	135.3%	166.7%	172.7%
Nonperforming assets to loans and leases and other real estate owned	2.91%	3.17%	3.14%
Nonperforming assets to total assets	1.73%	1.82%	1.80%
Nonaccrual loans and leases to loans and leases	1.32%	1.45%	1.36%

(1) Applies only to non-PCI loans and leases.

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR LOAN LOSSES  ROLLFORWARD

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(Dollars in thousands)
Allowance for loan losses on non-PCI loans and leases, beginning of period	$65,216	$65,899	$74,767	$65,899	$85,313
Loans and leases charged-off:
Real estate mortgage	(3,237)	(322)	(2,583)	(3,559)	(4,773)
Commercial	(1,370)	(708)	(1,352)	(2,078)	(2,223)
Leases	—	(114)	—	(114)	—
Consumer	(27)	(9)	(34)	(36)	(233)
Total loans and leases charged off	(4,634)	(1,153)	(3,969)	(5,787)	(7,229)
Recoveries on loans charged-off:
Real estate mortgage	1,336	177	43	1,513	372
Real estate construction	12	323	14	335	24
Commercial	1,297	407	190	1,704	1,014
Consumer	19	23	16	42	47
Foreign	—	—	—	—	20
Total recoveries on loans charged off	2,664	930	263	3,594	1,477
Net charge-offs	(1,970)	(223)	(3,706)	(2,193)	(5,752)
Provision (negative provision) for credit losses	—	(460)	1,000	(460)	(7,500)
Allowance for loan losses on non-PCI loans and leases, end of period	$63,246	$65,216	$72,061	$63,246	$72,061

Annualized net charge-offs to average non-PCI loans and leases	0.24%	0.03%	0.52%	0.14%	0.40%

Allowance for loan losses on PCI loans, beginning of period	$29,303	$26,069	$35,810	$26,069	$31,275
Provision (negative provision) for credit losses	(1,842)	3,137	(271)	1,295	3,655
Net (charge-offs) recoveries	(64)	97	(4,076)	33	(3,467)
Allowance for loan losses on PCI loans, end of period	$27,397	$29,303	$31,463	$27,397	$31,463

PACWEST BANCORP AND SUBSIDIARIES

DEPOSITS

(Unaudited)

	June 30,	March 31,	December 31,
Deposit Category	2013	2013	2012
	(Dollars in thousands)
Noninterest-bearing demand deposits	$2,291,246	$1,941,234	$1,939,212
Interest checking deposits	610,328	512,645	513,389
Money market deposits	1,586,547	1,184,987	1,282,513
Savings deposits	212,766	157,572	153,680
Total core deposits	4,700,887	3,796,438	3,888,794
Time deposits under $100,000	269,481	252,605	274,622
Time deposits of $100,000 and over	552,632	504,187	545,705
Total time deposits	822,113	756,792	820,327
Total deposits	$5,523,000	$4,553,230	$4,709,121

Noninterest-bearing demand deposits as a percentage of total deposits	41%	43%	41%
Core deposits as a percentage of total deposits	85%	83%	83%

PACWEST BANCORP AND SUBSIDIARIES

TIME DEPOSITS

(Unaudited)

	June 30, 2013
	Time	Time
	Deposits	Deposits	Total
	Under	$100,000	Time
Maturity	$100,000	or More	Deposits	Rate
	(Dollars in thousands)
Due in three months or less	$77,851	$176,932	$254,783	0.61%
Due in over three months through six months	46,095	91,658	137,753	0.61%
Due in over six months through twelve months	78,618	146,131	224,749	0.71%
Due in over 12 months through 24 months	36,212	74,464	110,676	0.86%
Due in over 24 months	30,705	63,447	94,152	0.99%
Total	$269,481	$552,632	$822,113	0.71%

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

	Three Months Ended			Six Months Ended
Adjusted Earnings From Continuing	June 30,	March 31,	June 30,	June 30,
Operations Before Income Taxes	2013	2013	2012	2013	2012
	(In thousands)
Earnings from continuing operations before income taxes	$6,302	$21,213	$25,970	$27,515	$34,091
Plus: Provision (negative provision) for credit losses	(1,842)	3,137	(271)	1,295	(6,345)
Non-covered OREO expense, net	80	313	130	393	1,951
Covered OREO (income) expense, net	(94)	(813)	2,130	(907)	2,952
Other-than-temporary impairment loss on covered security	—	—	1,115	—	1,115
Acquisition and integration costs	17,997	692	871	18,689	896
Debt termination expense	—	—	—	—	22,598
Less: FDIC loss sharing income (expense), net	(5,410)	(3,137)	(102)	(8,547)	(3,681)
Gain on sale of securities	—	409	—	409	—
Adjusted earnings from continuing operations before income taxes	$27,853	$27,270	$30,047	$55,123	$60,939

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Adjusted Efficiency Ratio	2013	2013	2012	2013	2012
	(Dollars in thousands)
Noninterest expense	$64,216	$44,183	$47,585	$108,399	$116,480
Less: Non-covered OREO expense, net	80	313	130	393	1,951
Covered OREO (income) expense, net	(94)	(813)	2,130	(907)	2,952
Acquisition and integration costs	17,997	692	871	18,689	896
Debt termination expense	—	—	—	—	22,598
Adjusted noninterest expense	$46,233	$43,991	$44,454	$90,224	$88,083

Net interest income	$68,473	$65,693	$68,413	$134,166	$136,093
Noninterest income	203	2,840	4,871	3,043	8,133
Net revenues	68,676	68,533	73,284	137,209	144,226
Less: FDIC loss sharing income (expense), net	(5,410)	(3,137)	(102)	(8,547)	(3,681)
Gain on sale of securities	—	409	—	409	—
Other-than-temporary impairment loss on covered security	—	—	(1,115)	—	(1,115)
Adjusted net revenues	$74,086	$71,261	$74,501	$145,347	$149,022

Base efficiency ratio (1)	93.5%	64.5%	64.9%	79.0%	80.8%
Adjusted efficiency ratio (2)	62.4%	61.7%	59.7%	62.1%	59.1%

(1)  Noninterest expense divided by net revenues.

(2)  Adjusted noninterest expense divided by adjusted net revenues.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

Adjusted Allowance for Credit Losses to	June 30,
Loans and Leases (Excludes PCI Loans)	2013
(Dollars in thousands)

Allowance for credit losses	$69,926
Less: Allowance related to acquired loans	1,824
Adjusted allowance for credit losses	$68,102

Gross loans and leases	$3,926,230
Less: Loans and leases acquired in acquisitions and included in allowance calculation	1,251,243
Adjusted loans and leases	$2,674,987

Allowance for credit losses to loans and leases (1)	1.78%
Adjusted allowance for credit losses to loans and leases (2)	2.55%

(1) Allowance for credit losses divided by gross loans and leases.

(2) Adjusted allowance for credit losses divided by adjusted loans and leases.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Return on Average Tangible Equity	2013	2013	2012	2013	2012
	(Dollars in thousands)
PacWest Bancorp Consolidated:
Net earnings	$4,349	$13,494	$15,557	$17,843	$20,821

Average stockholders’ equity	$666,425	$589,207	$557,180	$628,029	$554,983
Less: Average intangible assets	129,863	93,786	81,184	111,924	77,583
Average tangible common equity	$536,562	$495,421	$475,996	$516,105	$477,400

Annualized return on average equity (1)	2.62%	9.29%	11.23%	5.73%	7.54%
Annualized return on average tangible equity (2)	3.25%	11.05%	13.15%	6.97%	8.77%

(1) Annualized net earnings divided by average stockholders’ equity.

(2) Annualized net earnings divided by average tangible common equity.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

	June 30,	March 31,	December 31,
Tangible Common Equity	2013	2013	2012
	(Dollars in thousands)
PacWest Bancorp Consolidated:
Stockholders’ equity	$801,699	$589,796	$589,121
Less: Intangible assets	229,380	93,220	94,589
Tangible common equity	$572,319	$496,576	$494,532

Total assets	$6,709,102	$5,299,905	$5,463,658
Less: Intangible assets	229,380	93,220	94,589
Tangible assets	$6,479,722	$5,206,685	$5,369,069

Equity to assets ratio	11.95%	11.13%	10.78%
Tangible common equity ratio (1)	8.83%	9.54%	9.21%

Book value per share	$17.40	$15.91	$15.74
Tangible book value per share (2)	$12.42	$13.40	$13.22
Shares outstanding	46,080,731	37,071,357	37,420,909

Pacific Western Bank:
Stockholders’ equity	$890,477	$650,258	$649,656
Less: Intangible assets	229,380	93,220	94,589
Tangible common equity	$661,097	$557,038	$555,067

Total assets	$6,699,832	$5,278,470	$5,443,484
Less: Intangible assets	229,380	93,220	94,589
Tangible assets	$6,470,452	$5,185,250	$5,348,895

Equity to assets ratio	13.29%	12.32%	11.93%
Tangible common equity ratio (1)	10.22%	10.74%	10.38%

(1) Tangible common equity divided by tangible assets.
(2) Tangible common equity divided by shares outstanding.

PACWEST BANCORP AND SUBSIDIARIES

EARNINGS PER SHARE CALCULATIONS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(In thousands, except per share data)
Basic Earnings Per Share:
Net earnings from continuing operations	$4,396	$13,494	$15,557	$17,890	$20,821
Less: earnings allocated to unvested restricted stock (1)	(212)	(326)	(538)	(351)	(602)
Net earnings from continuing operations allocated to common shares	4,184	13,168	15,019	17,539	20,219
Net earnings from discontinued operations	(47)	—	—	(47)	—
Net earnings allocated to common shares	$4,137	$13,168	$15,019	$17,492	$20,219

Weighted-average basic shares and unvested restricted stock outstanding	40,338.3	37,391.1	37,359.2	38,872.8	37,321.6
Less: weighted-average unvested restricted stock outstanding	(1,596.7)	(1,594.1)	(1,669.2)	(1,595.4)	(1,661.6)
Weighted-average basic shares outstanding	38,741.6	35,797.0	35,690.0	37,277.4	35,660.0

Basic earnings per share:
Net earnings from continuing operations	$0.11	$0.37	$0.42	$0.47	$0.57
Net earnings from discontinued operations	—	—	—	—	—
Net earnings	$0.11	$0.37	$0.42	$0.47	$0.57

Diluted Earnings Per Share:
Net earnings from continuing operations allocated to common shares	$4,184	$13,168	$15,019	$17,539	$20,219
Net earnings from discontinued operations	(47)	—	—	(47)	—
Net earnings allocated to common shares	$4,137	$13,168	$15,019	$17,492	$20,219

Weighted-average basic shares outstanding	38,741.6	35,797.0	35,690.0	37,277.4	35,660.0

Diluted earnings per share:
Net earnings from continuing operations	$0.11	$0.37	$0.42	$0.47	$0.57
Net earnings from discontinued operations	—	—	—	—	—
Net earnings	$0.11	$0.37	$0.42	$0.47	$0.57

(1) Represents cash dividends paid to holders of unvested restricted stock, net of estimated forfeitures, plus undistributed earnings amounts available to holders of unvested restricted stock, if any.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021